Exhibit 99.1
FOR IMMEDIATE RELEASE
Nicole Culbertson
(650) 849-1649
Essex Property Trust Prices Offering of
7.125% Series H Cumulative Redeemable Preferred Stock
Palo Alto, California — April 8, 2011—Essex Property Trust, Inc. (NYSE:ESS), a real estate investment trust (REIT) that invests in apartment communities located in targeted West Coast markets, announced today that it has priced 2,600,000 shares of its newly issued 7.125% Series H Cumulative Redeemable Preferred Stock at a price of $25.00 per share for net proceeds of approximately $63.0 million. The Series H Preferred Stock has no maturity date and generally may not be called by the Company before April 13, 2016.
The Company intends to use the net proceeds of the offering to repurchase, in whole or in part, its operating partnership’s outstanding Series B Preferred Units.
The Company has also granted the underwriters an option to purchase up to an additional 390,000 shares to cover the over-allotments, if any.
Wells Fargo Securities, LLC and Raymond James & Associates, Inc. acted as the joint book-running managers for the offering. RBC Capital Markets, LLC and Barclays Capital, Inc. acted as the joint lead managers and Robert W. Baird & Co. Incorporated, FBR Capital Markets and Co., Janney Montgomery Scott LLC, Morgan Keegan & Company, Inc., and Stifel, Nicolaus & Company, Incorporated acted as co-managers.
This announcement is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company. A registration statement related to the securities became effective upon filing with the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or the solicitation of an offer to buy the Series H Preferred Stock or any other securities, nor will there be any sale of such stock or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The registration statement is available at no charge on the SEC’s website at www.sec.gov. Investors may also obtain copies of the final prospectus supplement (when available) and related base prospectus without charge by requesting them from: (a) Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support, or by calling toll-free at 1-800-326-5897 or by email at cmClientsupport@wachovia.com, or (b) Raymond James & Associates, at 880 Carillon Parkway, St. Petersburg, Florida 33716, Attn: Prospectus Department or by calling toll-free at 1-800-248-8863 or by e-mail at prospectus@raymondjames.com.
Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops,
925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 147 apartment communities with an additional two properties in various stages of active development.